COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1


                                                    SIX
                                                MONTHS ENDED                       YEAR ENDED DECEMBER 31,
                                                  JUNE 30,     -----------------------------------------------------------------
                                                   2000          1999           1998         1997          1996           1995
                                                 ---------     ---------     ---------     ---------     ---------     ---------
                                                                                (amounts in thousands)
Net loss                                         $(625,609)    $(719,968)    $(124,546)    $ (31,020)    $  (6,246)    $    (303)
Equity in losses of equity-method investees        198,716        76,769         2,905            --            --            --
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Net loss before equity in losses of
   equity-method investees                        (426,893)     (643,199)     (121,641)      (31,020)       (6,246)         (303)
                                                 ---------     ---------     ---------     ---------     ---------     ---------
Plus fixed charges:
      Interest expense including amortization
          of debt issuance costs                    61,018        84,566        26,639           326             5            --
      Assumed interest element included in
          rent expense(1)                            5,032         4,732         2,833           700            90             4
                                                 ---------     ---------     ---------     ---------     ---------     ---------
                                                    66,050        89,298        29,472         1,026            95             4
                                                 ---------     ---------     ---------     ---------     ---------     ---------
      Adjusted earnings (loss)                    (360,843)     (553,901)      (92,169)      (29,994)       (6,151)         (299)
      Fixed charges                                (66,050)      (89,298)      (29,472)       (1,026)          (95)           (4)
                                                 ---------     ---------     ---------     ---------     ---------     ---------
                                                 $(426,893)    $(643,199)    $(121,641)    $ (31,020)    $  (6,246)    $    (303)
                                                 =========     =========     =========     =========     =========     =========

(1) Total rent expense for the period times the Company's estimated incremental borrowing rate. This is the portion of rental expense which the Company believes to be representative of interest cost.